EX. 99.28(d)(46)(ii)

Amendment to

JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and Massachusetts Financial Services Company

(d/b/a MFS Investment Management)

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Massachusetts Financial Services Company (d/b/a MFS Investment Management), a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 24th day of April, 2017 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the JNL/MFS Mid Cap Value Fund of JNL Series Trust, as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Parties agreed to amend the sub-advisory fees, as set forth on Schedule B to the Agreement, to reflect fee reductions for the JNL/MFS Mid Cap Value Fund, effective April 30, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 30, 2018, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2018.
Jackson National Asset Management, LLC		Massachusetts Financial Services Company d/b/a MFS Investment Management

By:	/s/ Mark D. Nerud	By:	/s/ Carol Geremia
Name:	Mark D. Nerud	Name:	Carol Geremia
Title:	President and CEO	Title:	President

Schedule B
April 30, 2018
(Compensation)

JNL/MFS Mid Cap Value Fund
Average Daily Net Assets	Annual Rate

$0 to $250 million	0.425%
$250 million to $500 million	0.375%
$500 million to $1 billion	0.350%
Over $ 1 billion	0.320%

B-1